Exhibit 99.1

F O R    I M M E D I A T E    R E L E A  S E

May 16, 2016

For more information contact:
Scott Estes	(419) 247-2800
Steve Schroeder	(419) 247-2800

Welltower Announces Closing of Expanded $3.7 Billion Unsecured Credit Facility

Toledo, Ohio, May 16, 2016...Welltower Inc. (NYSE:HCN) today announced that it has closed an approximate $3.7 billion unsecured credit facility consisting of a $3.0 billion revolving line of credit, a $500 million term loan and a CAD 250 million term loan ($193.5 million at exchange rates as of May 13, 2016). The facility replaces the company’s existing credit facility of approximately $3.2 billion.

The revolving facility matures May 13, 2020, and can be extended for two successive terms of six months each at the company’s option. Based on the company’s current credit ratings, the revolver bears interest at LIBOR plus 90 basis points and has an annual facility fee of 15 basis points. The term loans mature May 13, 2021 and bear interest at LIBOR and CDOR for the USD and CAD loans, respectively, plus 95 basis points. Welltower has an option to upsize the revolving facility and the USD loan by up to an additional $1.0 billion, in the aggregate, and the CAD loan by up to an additional CAD 250 million, allowing for a total credit facility of up to $5.0 billion. The facility also allows the company to borrow up to $1.0 billion in alternate currencies.

“This transaction demonstrates our continued focus on capital allocation and liquidity while highlighting the extraordinary support from our capital partners. We appreciate the significant commitment offered by the 29 participating financial institutions which totaled approximately $5 billion in the aggregate,” said Scott Estes, Welltower’s Chief Financial Officer. “The reduction in pricing, expanded capacity and new extended term enhances our financial flexibility and exemplifies Welltower’s unparalleled balance sheet strength and access to capital.”

The credit facility was arranged by Merrill Lynch, Pierce, Fenner & Smith Incorporated and JPMorgan Chase Bank, N.A. as the Joint Book Runners. Bank of America, N.A. and JPMorgan Chase Bank, N.A. were the Co-Syndication Agents. Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., KeyBanc Capital Markets Inc. and Deutsche Bank Securities Inc. were the U.S. Joint Lead Arrangers. Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., KeyBanc Capital Markets Inc. and RBC Capital Markets were the Canadian Joint Lead Arrangers. KeyBank National Association was the Administrative Agent. Deutsche Bank Securities Inc. served as the Documentation Agent.

About Welltower

Welltower Inc. (NYSE:HCN), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower™, a real estate investment trust (REIT), owns more than 1,400 properties in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com.

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